UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2012

Atlas Energy, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	001-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

APL Acquisition

On December 20, 2012, Atlas Pipeline Mid-Continent Holdings, LLC, a wholly-owned subsidiary of Atlas Pipeline Partners, L.P. whose general partner is a wholly-owned subsidiary of Atlas Energy, L.P. (the “Company”), completed the previously announced acquisition from Cardinal Midstream, LLC of 100% of the equity interests in three wholly-owned subsidiaries for $603.4 million in cash, including purchase price adjustments. The assets of these companies include gas gathering, processing and treating facilities in Oklahoma, Texas and Arkansas.

The Securities Purchase Agreement was filed as Exhibit 2.1 to APL’s Current Report on Form 8-K filed on December 4, 2012.

ARP Acquisition

On December 20, 2012, Atlas Resource Partners, L.P. (“ARP”), whose general partner is a wholly-owned subsidiary of the Company, completed its previously announced acquisition of DTE Gas Resources, LLC from DTE Energy Company for $257.4 million in cash. The assets acquired include interests in approximately 261 gross producing natural gas wells on over 88,000 net acres located primarily in Jack, Erath, Palo, Pinto and Clay Counties in the Fort Worth basin in North Texas.

The Membership Interest Purchase Agreement was filed by ARP as Exhibit 2.1 to its Current Report on Form 8-K filed on November 20, 2012.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Historical financial statements for the businesses acquired and pro forma financial information are not included in this Current Report on Form 8-K. This information will be filed in a subsequent Current Report on Form 8-K as required by Securities and Exchange Commission regulations.

(b)	Pro Forma Financial Information.

Historical financial statements for the businesses acquired and pro forma financial information are not included in this Current Report on Form 8-K. This information will be filed in a subsequent Current Report on Form 8-K as required by Securities and Exchange Commission regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 26, 2012	ATLAS ENERGY, L.P.

	By:	Atlas Energy GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer